RELEASE

100 Osborn Street North, Winnipeg, MB, Canada R3C 3A5
A member of the Power Financial Corporation group of companies.

Readers are referred to the cautionary note regarding Forward-Looking Information and Non-GAAP Financial Measures at the end of this Release.

Great-West Lifeco reports third quarter 2008 results

Winnipeg, October 30, 2008 ... Great-West Lifeco Inc. (Lifeco) has reported net income attributable to common shareholders of $436 million for the three months ended September 30, 2008, compared to net income of $461 million reported a year ago. On a per share basis, this represents $0.487 per common share for the three months ended September 30, 2008, compared to $0.516 per common share for 2007.

The results in the third quarter were impacted by an after-tax charge for asset impairment of $96 million ($0.107 per common share), and an after-tax charge of $19 million ($0.02 per common share) incurred in connection with the liquidation of the Putnam Prime Money Market fund.

For the nine months ended September 30, 2008, net income attributable to common shareholders was $2,303 million compared to $1,519 million reported a year ago. On a per share basis, this represents $2.575 per common share for the nine months ended September 30, 2008, compared to $1.703 per common share for 2007. The 2008 nine month results also include three non-recurring items that totaled $767 million after-tax, or $0.858 per common share, as described in the United States section of this Release.

Highlights

•

On October 22, Lifeco’s subsidiary, Great-West Life announced that it had entered into an agreement with Fidelity Investments Canada ULC. Under this transaction, Fidelity will transition its Canadian group retirement and savings plan recordkeeping business to Great-West Life, representing $2.2 billion in assets under administration.

•	Sales in Canada of Individual and Group Insurance products were up over 2007.
•	Adjusted return on common shareholders’ equity was 21.4% for the twelve months ended September 30, 2008.
•	Great-West Life’s Minimum Continuing Capital and Surplus (MCCSR) ratio at September 30, 2008 was 203%, at the upper end of the Company’s target range.
•	Quarterly dividends declared were $0.3075 per common share payable December 31, 2008. Dividends paid on common shares for the nine months ended September 30, 2008 were 14% higher than a year ago.

.../2

Consolidated net income for Lifeco is comprised of the net income of The Great-West Life Assurance Company (Great-West Life), Canada Life Financial Corporation (CLFC), London Life Insurance Company (London Life), Great-West Life & Annuity Insurance Company (GWL&A), and Putnam Investments, LLC (Putnam), together with Lifeco's corporate results.

CANADA

Net income attributable to common shareholders for the third quarter of 2008 was $251 million compared to $245 million in 2007, an increase of 2%.

The third quarter 2008 results include an after-tax charge for asset impairment of $12 million.

For the nine months ended September 30, 2008, net income attributable to common shareholders was $775 million compared to $727 million in 2007, an increase of 7%. Individual Insurance & Investment Products earnings at $553 million were up 18% while Group Insurance earnings of $295 million were up 5%.

Total sales for the nine months ended September 30, 2008 were $6,148 million compared to $7,072 million in 2007, a decrease of 13%, with the results reflecting lower sales of segregated fund and mutual fund products. However, Individual and Group insurance product sales increased.

Total assets under administration at September 30, 2008 were $96.5 billion, compared to $100.8 billion at December 31, 2007.

UNITED STATES

Net income attributable to common shareholders for the third quarter of 2008 was $43 million compared to $150 million in 2007, a decrease of 71%. Net income for the quarter was nil in 2008 and $50 million in 2007 in connection with Lifeco’s U.S. healthcare business, which had been designated as discontinued operations prior to completion of its sale on April 1, 2008.

The third quarter 2008 results include an after-tax charge for asset impairment of $30 million, and an after-tax charge of $19 million in connection with the liquidation of Putnam’s Prime Money Market fund.

For the nine months ended September 30, 2008, net income attributable to common shareholders was $1,037 million compared to $428 million in 2007.

In the nine months ended September 30, 2008, three non-recurring items contributed approximately $767 million to earnings. During the second quarter of 2008, the Company realized an after-tax gain of $649 million in connection with the sale of its U.S. healthcare business. During the first quarter of 2008, an after-tax gain of approximately $176 million was realized in connection with the termination of a long-standing assumption reinsurance agreement under which GWL&A had reinsured a block of U.S. participating policies. This gain was partly mitigated by an increase in policy reserves of approximately $58 million, after-tax, to provide for an increase in overhead costs expected to be absorbed as a result of the sale of Great-West Healthcare.

.../3

Total sales for the nine months ended September 30, 2008 were $26.5 billion compared to $10.1 billion in 2007. Putnam’s asset management business is included in the 2008 results.

Total assets under administration at September 30, 2008 were $191.2 billion compared to $231.4 billion at December 31, 2007. Included in assets under administration at September 30, 2008 were $144.8 billion of mutual fund and institutional account assets managed by Putnam, compared to $184.2 billion at December 31, 2007.

EUROPE

Net income attributable to common shareholders for the third quarter of 2008 was $140 million compared to $161 million for the third quarter of 2007, a decrease of 13%.

The third quarter 2008 results include an after-tax charge for asset impairment of $54 million.

For the nine months ended September 30, 2008, net income attributable to common shareholders was $502 million compared to $461 million in 2007, an increase of 9%.

Total sales for the nine months ended September 30, 2008 were $3,655 million compared to $5,029 million in 2007, a decrease of 27%.

Total assets under administration at September 30, 2008 were $68.7 billion, compared to $61.7 billion at December 31, 2007.

CORPORATE

Corporate net income for Lifeco attributable to common shareholders was $2 million for the third quarter and a charge of $11 million for the nine months ended September 30, 2008 compared to a charge of $95 million for the third quarter and a charge of $97 million for the nine months ended September 30, 2007.

QUARTERLY DIVIDENDS

At its meeting today, the Board of Directors approved a quarterly dividend of $0.3075 per share on the common shares of the Company payable December 31, 2008 to shareholders of record at the close of business December 3, 2008.

In addition, the Directors approved quarterly dividends on:

•	Series D First Preferred Shares of $0.293750 per share;
•	Series E First Preferred Shares of $0.30 per share;
•	Series F First Preferred Shares of $0.36875 per share;
•	Series G First Preferred Shares of $0.325 per share;
•	Series H First Preferred Shares of $0.30313 per share; and
•	Series I First Preferred Shares of $0.28125 per share;

all payable December 31, 2008 to shareholders of record at the close of business December 3, 2008.

For purposes of the Income Tax Act (Canada), and any similar provincial legislation, the dividends referred to above are eligible dividends.

.../4

GREAT-WEST LIFECO

Great-West Lifeco Inc. (TSX:GWO) is a financial services holding company with interests in the life insurance, health insurance, retirement savings, investment management and reinsurance businesses. The Company has operations in Canada, the United States, Europe and Asia through The Great-West Life Assurance Company, London Life Insurance Company, The Canada Life Assurance Company, Great-West Life & Annuity Insurance Company and Putnam Investments, LLC. Lifeco and its companies have more than $356 billion in assets under administration and are members of the Power Financial Corporation group of companies.

Cautionary note regarding Forward-Looking Information

This release contains some forward-looking statements about the Company, including its business operations, strategy and expected financial performance and condition. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, or include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” or negative versions thereof and similar expressions. In addition, any statement that may be made concerning future financial performance (including revenues, earnings or growth rates), ongoing business strategies or prospects, possible future Company action including statements made by the Company with respect to the expected benefits of acquisitions or divestitures are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are inherently subject to, among other things, risks, uncertainties and assumptions about the Company, economic factors and the financial services industry generally, including the insurance and mutual fund industries. They are not guarantees of future performance, and actual events and results could differ materially from those expressed or implied by forward-looking statements made by the Company due to, but not limited to, important factors such as sales levels, premium income, fee income, expense levels, mortality experience, morbidity experience, policy lapse rates and taxes, as well as general economic, political and market factors in North America and internationally, interest and foreign exchange rates, global equity and capital markets, business competition, technological change, changes in government regulations, unexpected judicial or regulatory proceedings, catastrophic events, and the Company's ability to complete strategic transactions and integrate acquisitions. The reader is cautioned that the foregoing list of important factors is not exhaustive, and there may be other factors, including factors set out under “Risk Management and Control Practices” in the Company’s 2007 Annual Management’s Discussion and Analysis and any listed in other filings with securities regulators, which are available for review at www.sedar.com. The reader is also cautioned to consider these and other factors carefully and to not place undue reliance on forward-looking statements. Other than as specifically required by applicable law, the Company has no intention to update any forward-looking statements whether as a result of new information, future events or otherwise.

Cautionary note regarding Non-GAAP Financial Measures

This release contains some non-GAAP financial measures. Terms by which non-GAAP financial measures are identified include but are not limited to “earnings before restructuring charges”, “adjusted net income”, “net income - adjusted”, “earnings before adjustments”, “constant currency basis”, “premiums and deposits”, “sales”, and other similar expressions. Non-GAAP financial measures are used to provide management and investors with additional measures of performance. However, non-GAAP financial measures do not have standard meanings prescribed by GAAP and are not directly comparable to similar measures used by other companies. Please refer to the appropriate reconciliations of these non-GAAP financial measures to measures prescribed by GAAP.

.../5

Further information

Selected financial information is attached.

Great-West Lifeco's third quarter conference call will be held Thursday, October 30 at 3:00 p.m. (Eastern). The call can be accessed through www.greatwestlifeco.com or by phone at:

•	Participants in the Toronto area: 416-340-2220
•	Participants from North America: 1-866-226-1798
•	Participants from Overseas: Dial international access code first, then 800-2787-2090

A replay of the call will be available from October 30 to November 6, 2008, and can be accessed by calling 1-800-408-3053 or 416-695-5800 in Toronto (passcode: 3272682#).

Additional information relating to Lifeco, including the most recent interim unaudited financial statements, interim Management's Discussion and Analysis (MD&A), and CEO/CFO certificates will be filed on SEDAR at www.sedar.com.

- end -

For more information contact:

Marlene Klassen, APR

Assistant Vice-President, Communication Services

(204) 946-7705

FINANCIAL HIGHLIGHTS (unaudited)

(in $ millions except per share amounts)

	For the three months ended September 30			For the nine months ended September 30
	2008	2007	% Change	2008	2007	% Change

Premiums and deposits:
Life insurance, guaranteed annuities
and insured health products	$3,912	$3,637	8%	$25,225	$12,989	94%
Self-funded premium equivalents (ASO contracts)	583	533	9%	1,795	1,663	8%
Segregated funds deposits:
Individual products	1,982	2,195	-10%	5,771	7,248	-20%
Group products	1,140	1,184	-4%	4,125	4,328	-5%
Proprietary mutual funds deposits (1)	(2,571)	6,010	-	16,324	6,433	-
Total premiums and deposits	5,046	13,559	-63%	53,240	32,661	63%

Fee and other income	778	735	6%	2,381	1,842	29%
Paid or credited to policyholders	2,173	4,458	-51%	21,959	12,282	79%

Net income - common shareholders (4)
Continuing operations - adjusted (3)	436	508	-14%	1,493	1,456	3%
Discontinued operations - adjusted (2)	-	50	-	43	160	-73%
Net income - adjusted (3)	436	558	-22%	1,536	1,616	-5%
Adjustments after tax (3)	-	(97)	-	767	(97)	-
Net income	436	461	-5%	2,303	1,519	52%

Per common share
Basic earnings - adjusted (3)	$0.487	$0.625	-22%	$1.717	$1.812	-5%
Adjustments after tax (3)	-	(0.109)	-	0.858	(0.109)	-
Basic earnings	0.487	0.516	-6%	2.575	1.703	51%
Dividends paid	0.3075	0.275	12%	0.8925	0.785	14%
Book value				12.70	10.78	18%

Return on common shareholders’ equity (12 months):
Net income - adjusted (3)				21.4%	22.1%
Net income				27.1%	21.2%

At September 30
Total assets				$127,339	$118,596	7%
Segregated funds net assets				81,916	90,838	-10%
Proprietary mutual funds net assets				147,165	193,426	-24%
Total assets under administration				$356,420	$402,860	-12%

Share capital and surplus				$12,474	$10,715	16%

(1)	Includes Putnam Investments, LLC mutual funds deposits.
(2)

Represents the operating results of Great-West Life & Annuity Insurance Company’s (GWL&A), an indirect wholly-owned subsidiary of Lifeco, health care business, which was sold effective, April 1, 2008. Does not include the gain on sale of the health care business (see 3 (c) below).

(3)

During the nine months ended September 30, 2008, net income attributable to common shareholders was increased by $767 after tax or $0.858 per common share (nil for the three months ended September 30, 2008) as a result of the following items in the Company’s United States segment:

(a)     A gain realized in connection with the termination of a long standing assumption reinsurance agreement ($176 after tax or $0.197 per common share for the nine months ended September 30, 2008 and nil for the three months ended September 30, 2008) as described in Note 8 to the interim consolidated financial statements;

(b)     Reserve strengthening in GWL&A’s continuing operations ($(58) after tax or $(0.065) per common share for the nine months ended September 30, 2008 and nil for the three months ended September 30, 2008) as described in Note 2 to the interim consolidated financial statements;

(c)     A gain realized in connection with the sale of GWL&A’s health care business ($649 after tax or $0.726 per common share for the nine months ended September 30, 2008 and nil for the three months ended September 30, 2008) as described in Note 2 to the interim consolidated financial statements.

During the nine months ended September 30, 2007, net income attributable to common shareholders was reduced by $97 after-tax as a result of a provision for certain Canadian retirement plans.

Net income, basic earnings per common share and return on common shareholders’ equity are presented on an adjusted basis, as a non-GAAP financial measure of earnings performance. Return on common shareholders’ equity for 2008 is restated also excluding third quarter 2007 non-recurring items.

(4)

Net income for the three months ended September 30, 2008 includes asset impairment charges of $96 after tax and costs of $19 associated with the transfer of Putnam’s Prime Money Market Fund to Federated Investors, Inc.

SUMMARY OF CONSOLIDATED OPERATIONS (unaudited)

(in $ millions except per share amounts)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007

Income
Premium income (note 15)	$3,912	$3,637	$25,225	$12,989
Net investment income (note 4)
Regular net investment income	1,539	1,402	4,539	4,261
Changes in fair value on held for trading assets	(2,258)	425	(4,793)	(1,919)
Total net investment income	(719)	1,827	(254)	2,342
Fee and other income	778	735	2,381	1,842

	3,971	6,199	27,352	17,173

Benefits and expenses
Policyholder benefits	3,732	3,238	11,855	11,978
Policyholder dividends and experience refunds	338	324	1,016	794
Change in actuarial liabilities (note 15)	(1,897)	896	9,088	(490)
Total paid or credited to policyholders	2,173	4,458	21,959	12,282

Commissions	341	316	993	992
Operating expenses	662	728	1,956	1,613
Premium taxes	60	60	154	168
Financing charges (note 6)	76	81	259	185
Amortization of finite life intangible assets	10	10	30	24

Net income from continuing operations before income taxes	649	546	2,001	1,909

Income taxes - current	95	46	435	352
- future	92	27	31	32

Net income from continuing operations before non-controlling interests	462	473	1,535	1,525

Non-controlling interests (note 8)	12	48	(118)	124

Net income from continuing operations	450	425	1,653	1,401

Net income from discontinued operations (note 2)	-	50	692	160

Net income	450	475	2,345	1,561

Perpetual preferred share dividends	14	14	42	42

Net income - common shareholders	$436	$461	$2,303	$1,519

Earnings per common share (note 13)

Basic	$0.487	$0.516	$2.575	$1.703

Diluted	$0.485	$0.513	$2.563	$1.690

CONSOLIDATED BALANCE SHEETS (unaudited)

(in $ millions)

	September 30,	December 31,	September 30,
	2008	2007	2007

Assets

Bonds (note 4)	$62,010	$65,069	$66,088
Mortgage loans (note 4)	17,159	15,869	15,682
Stocks (note 4)	6,054	6,543	6,512
Real estate (note 4)	3,230	2,547	2,327
Loans to policyholders	6,814	6,317	6,259
Cash and cash equivalents	3,333	3,650	2,957
Funds held by ceding insurers	12,527	1,512	1,553
Assets of operation held for sale (note 2)	-	697	680
Goodwill	6,355	6,295	8,465
Intangible assets	4,060	3,917	1,702
Other assets	5,797	5,778	6,371

Total assets	$127,339	$118,194	$118,596

Liabilities

Policy liabilities
Actuarial liabilities	$96,723	$87,487	$86,171
Provision for claims	1,368	1,315	1,238
Provision for policyholder dividends	638	600	581
Provision for experience rating refunds	272	310	225
Policyholder funds	2,244	2,160	2,084

	101,245	91,872	90,299

Debentures and other debt instruments (note 7)	3,852	5,241	5,336
Funds held under reinsurance contracts	164	164	1,950
Other liabilities	5,251	5,211	5,277
Liabilities of operations held for sale (note 2)	-	428	498
Repurchase agreements	445	344	491
Deferred net realized gains	160	179	168

	111,117	103,439	104,019

Preferred shares (note 9)	795	786	798
Capital trust securities and debentures	642	639	640
Non-controlling interests
Participating account surplus in subsidiaries	1,970	2,103	2,063
Preferred shares issued by subsidiaries	157	157	209
Perpetual preferred shares issued by subsidiaries	150	152	152
Non-controlling interests in capital stock and surplus	34	10	-

Share capital and surplus

Share capital (note 9)
Perpetual preferred shares	1,099	1,099	1,099
Common shares	4,733	4,709	4,691
Accumulated surplus	8,109	6,599	6,308
Accumulated other comprehensive income	(1,509)	(1,533)	(1,415)
Contributed surplus	42	34	32

	12,474	10,908	10,715

Liabilities, share capital and surplus	$127,339	$118,194	$118,596

CONSOLIDATED STATEMENTS OF SURPLUS (unaudited)

(in $ millions)

	For the nine months ended September 30
	2008	2007

Accumulated surplus
Balance, beginning of year	$6,599	$5,858
Change in accounting policy	-	(368)
Net income	2,345	1,561
Repatriation of Canada Life seed capital from participating policyholder account (note 8)	5	-
Dividends to shareholders
Perpetual preferred shareholders	(42)	(42)
Common shareholders	(798)	(701)

Balance, end of period	$8,109	$6,308

Accumulated other comprehensive income, net of income taxes (note 14)
Balance, beginning of year	$(1,533)	$(547)
Change in accounting policy	-	257
Other comprehensive income	24	(1,125)

Balance, end of period	$(1,509)	$(1,415)

Contributed surplus
Balance, beginning of year	$34	$28
Stock option expense
Current year expense (note 11)	8	4

Balance, end of period	$42	$32

SUMMARY OF CONSOLIDATED COMPREHENSIVE INCOME (unaudited)

(in $ millions)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007

Net income	$450	$475	$2,345	$1,561

Other comprehensive income (loss), net of income taxes
Unrealized foreign exchange gains (losses) on translation of foreign operations	(36)	(512)	326	(1,100)
Unrealized gains (losses) on available for sale assets	(38)	22	(195)	(76)
Realized (gains) losses on available for sale assets	(6)	(6)	(34)	(29)
Unrealized gains (losses) on cash flow hedges	(61)	31	(71)	(7)
Realized (gains) losses on cash flow hedges	(1)	36	(1)	36
Non-controlling interests	-	(9)	(1)	51
		-
	(142)	(438)	24	(1,125)

Comprehensive income	$308	$37	$2,369	$436

Income tax (expense) benefit included in other comprehensive income

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007

Unrealized foreign exchange gains (losses) on translation of foreign operations	$-	$-	$-	$-
Unrealized gains (losses) on available for sale assets	25	-	81	26
Realized (gains) losses on available for sale assets	3	3	12	15
Unrealized gains (losses) on cash flow hedges	33	(17)	39	4
Realized (gains) losses on cash flow hedges	1	(19)	1	(19)
Non-controlling interests	(3)	(1)	(3)	(5)

	$59	$(34)	$130	$21

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in $ millions)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007

Operations
Net income	$450	$475	$2,345	$1,561
Adjustments:
Change in policy liabilities	(3,134)	910	(4,584)	(703)
Change in funds held by ceding insurers	1,605	168	2,106	609
Change in funds held under reinsurance contracts	(6)	(26)	(12)	24
Change in current income taxes payable	(333)	(129)	(44)	(159)
Future income tax expense	92	27	31	32
Gain on disposal of business, after tax (note 2)	-	-	(649)	-
Changes in fair value of financial instruments	2,259	(441)	4,802	1,892
Other	(208)	(7)	(1,563)	(827)

Cash flows from operations	725	977	2,432	2,429

Financing Activities
Issue of common shares	15	3	24	15
Partial repayment of five year term facility in subsidiary	-	-	(198)	-
Purchased and cancelled common shares	-	(1)	-	(1)
Issue of subordinated debentures in subsidiary	-	-	500	1,000
Issue of short term commercial paper	-	(124)	-	-
Drawdown on credit facility	-	2,454	-	2,454
Repayments of credit facility	-	-	(1,886)	-
Increase in (repayment of) line of credit in subsidiary	73	-	143	-
Increase in (repayment of) debentures and other debt instruments	(33)	26	(30)	(1)
Dividends paid	(289)	(260)	(840)	(743)

	(234)	2,098	(2,287)	2,724

Investment Activities
Bond sales and maturities	5,166	7,059	13,974	18,878
Mortgage loan repayments	524	458	1,441	1,429
Stock sales	729	396	1,727	1,173
Real estate sales	-	32	198	66
Change in loans to policyholders	(28)	(7)	(202)	(167)
Change in repurchase agreements	(90)	(317)	185	(584)
Acquisition of business	-	(4,155)	-	(4,155)
Disposal of business (note 2)	-	6	1,344	6
Investment in bonds	(4,617)	(5,777)	(13,587)	(17,082)
Investment in mortgage loans	(907)	(1,207)	(2,744)	(2,491)
Investment in stocks	(635)	(359)	(1,998)	(1,595)
Investment in real estate	(452)	(244)	(852)	(440)

	(310)	(4,115)	(514)	(4,962)

Effect of changes in exchange rates on cash and cash equivalents	(115)	(115)	26	(297)

Increase (decrease) in cash and cash equivalents	66	(1,155)	(343)	(106)

Cash and cash equivalents from continuing and discontinued operations, beginning of period	3,267	4,132	3,676	3,083

Cash and cash equivalents from discontinued operations, end of period	-	(20)	-	(20)

Cash and cash equivalents, end of period	$3,333	$2,957	$3,333	$2,957

Notes to Consolidated Financial Statements (unaudited)

(in $ millions except per share amounts)

1.     Basis of Presentation and Summary of Accounting Policies

The interim unaudited consolidated financial statements of Great-West Lifeco Inc. (Lifeco or the Company) at September 30, 2008 have been prepared in accordance with Canadian generally accepted accounting principles, using the same accounting policies and methods of computation followed in the consolidated financial statements for the year ended December 31, 2007 except as noted below. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s annual report dated December 31, 2007.

(a)     Changes in Accounting Policy

Capital Disclosures

Effective January 1, 2008, the Company adopted the Canadian Institute of Chartered Accountants (CICA) Handbook Section 1535, Capital Disclosures. The section establishes standards for disclosing information that enables users of financial statements to evaluate the entity’s objectives, policies and processes for managing capital. The new requirements are for disclosure only and did not impact the financial results of the Company.

Financial Instrument Disclosure and Presentation

Effective January 1, 2008, the Company adopted the CICA Handbook Section 3862, Financial Instruments – Disclosures, and Section 3863, Financial Instruments – Presentation. These sections replace existing Section 3861, Financial Instruments – Disclosure and Presentation. Presentation standards are carried forward unchanged. Disclosure standards are enhanced and expanded to complement the changes in accounting policy adopted in accordance with Section 3855, Financial Instruments – Recognition and Measurement during 2007.

(b)     Comparative Figures

Certain of the 2007 amounts presented for comparative purposes have been reclassified to conform to the presentation adopted in the current year. This reclassification has resulted in a decrease in other assets of $194 at December 31, 2007 and $176 at September 30, 2007 with a corresponding change in policy liabilities on the Consolidated Balance Sheets. On the Summary of Consolidated Operations this reclassification resulted in a decrease in total paid or credited to policyholders of $84 for the nine months ended September 30, 2007 and $17 for the three months ended September 30, 2007 with a corresponding increase in income tax expense.

(c)     Measurement Uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. The year to date results of the Company reflect management’s judgments regarding the impact of prevailing global credit, equity and foreign exchange market conditions. Financial instrument carrying values necessarily reflect the illiquidity of the markets and the liquidity premiums embedded in the market pricing methods the Company relies upon.

The estimation of actuarial liabilities relies upon investment credit ratings. The Company’s practice is to use third party independent credit ratings where available. Credit rating changes may lag developments in the current environment. Subsequent credit rating adjustments will impact actuarial liabilities.

In addition to the Company’s direct investments in certain financial institutions, the company has contractual business relationships with these financial institutions. Given the current uncertainty associated with these entities, normal business conditions do not prevail and the Company’s contractual business relationships may be impacted.

          Given the uncertainty surrounding the continued volatility in these markets, and the general lack of liquidity in financial markets, the actual financial results could differ from those estimates.

2.     Disposals

On April 1, 2008, Lifeco announced that Great-West Life & Annuity Insurance Company (GWL&A) has completed the sale of its health care business, Great-West Healthcare. As part of the transaction GWL&A has received U.S. $1.5 billion in gross proceeds, and approximately U.S. $750 million representing the amount of equity invested in the health care business was made available for other purposes. The sale proceeds and the equity invested were applied to outstanding short term credit facilities and a term loan (refer to note 7).

As a result of the sale a net gain of $1,025 ($649 after tax) was recorded in net income from discontinued operations on the Summary of Consolidated Operations. The gain is net of a charge of $329 ($208 after tax) as a result of costs associated with the sale. In accordance with CICA Handbook Section 3475, Disposal of Long-lived Assets and Discontinued Operations the operating results and assets and liabilities of the health care business have been presented as discontinued operations in the financial statements of the Company.

After tax net income of the health care business presented as discontinued operations on the Summary of Consolidated Operations is comprised of the following:

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007

Income
Premium income	$-	$242	$184	$769
Net investment income	-	17	11	60
Fee and other income	-	186	164	592

	-	445	359	1,421

Gain on sale	-	-	1,025	-

	-	445	1,384	1,421

Benefits and expenses
Paid or credited to policyholders and beneficiaries including policyholder dividends and experience refunds	-	203	151	660
Other	-	170	145	531

Net income from discontinued operations before income taxes	-	72	1,088	230

Income taxes	-	22	396	70

Net income from discontinued operations	$-	$50	$692	$160

As a result of the sale of its health care business, GWL&A recognized a charge of $58 after-tax relating to the strengthening of reserves in its continuing operations.

On the Consolidated Balance Sheets assets and liabilities of operations held for sale are comprised of the following:

	December 31,	December 31,
	2007	2007
Assets

Bonds	$241	$196
Cash and cash equivalents	26	20
Goodwill	47	52
Intangible assets	11	10
Other assets	372	402

Assets of operations held for sale	$697	$680

Liabilities

Policy liabilities	$248	$286
Other liabilities	180	212

Liabilities of operations held for sale	$428	$498

As of April 1, 2008 all of the assets and liabilities of operations held for sale have been sold.

3.      Restructuring Costs

Following the acquisition of Putnam Investments, LLC (Putnam) on August 3, 2007, the Company developed a plan to restructure and exit certain operations of Putnam. The Company expects the restructuring to be substantially complete by the end of 2009. Costs of $184 (U.S. $175) are expected to be incurred as a result by the U.S. operating segment and consist primarily of restructuring and exit activities involving operations and systems, compensation and facilities costs. Accrued restructuring costs are included in other liabilities in the Consolidated Balance Sheets and restructuring charges are included in the Summary of Consolidated Operations. The costs include approximately $154 (U.S $146) that was recognized as part of the purchase equation of Putnam and costs of approximately $30 (U.S. $29) will be charged to income as incurred.

The following details the amount and status of restructuring program costs:

	Expected total costs	Amounts utilized 2007	Amounts utilized 2008	Changes in foreign exchange rates	Balance September 30, 2008
Compensation costs	$133	$(27)	$(53)	$(4)	$49
Exiting and consolidating operations	22	(6)	(1)	-	15
Eliminating duplicate systems	29	(1)	-	-	28
	$184	$(34)	$(54)	$(4)	$92

Accrued on acquisition	$154	$(34)	$(54)	$(4)	$62
Expense as incurred	30	-	-	-	30
	$184	$(34)	$(54)	$(4)	$92

4.     Portfolio Investments

(a)      Carrying values of portfolio investments are as follows:

	September 30, 2008
	Carrying Value & Market Value			Amortized Cost				Total

		Held for Trading[1]		Carrying Value Loans and receivables	Market Value Loans and receivables	Carrying Value Non-financial instriuments	Market Value Non-financial instriuments	Carrying value
	Available for sale	Designated	Classified

Bonds
- government	$1,866	$14,971	$516	$1,716	$1,757	$-	$-	$19,069
- corporate	2,100	32,470	1,089	7,282	7,096	-	-	42,941
	3,966	47,441	1,605	8,998	8,853	-	-	62,010

Mortgage loans
- residential	-	-	-	6,992	7,021	-	-	6,992
- non-residential	-	-	-	10,167	9,983	-	-	10,167
	-	-	-	17,159	17,004	-	-	17,159

Stocks	1,348	4,377	-	-	-	329	354	6,054

Real estate	-	-	-	-	-	3,230	3,334	3,230

	$5,314	$51,818	$1,605	$26,157	$25,857	$3,559	$3,688	$88,453

	December 31, 2007
	Carrying Value & Market Value			Amortized Cost				Total
		Held for Trading[1]
	Available for sale	Designated	Classified	Carrying Value Loans and receivables	Market Value Loans and receivables	Carrying Value Non-financial instriuments	Market Value Non-financial instriuments	Carrying value

Bonds
- government	$1,541	$16,554	$635	$1,775	$1,877	$-	$-	$20,505
- corporate	2,504	34,030	1,005	7,025	7,130	-	-	44,564
	4,045	50,584	1,640	8,800	9,007	-	-	65,069

Mortgage loans
- residential	-	-	-	7,121	7,127	-	-	7,121
- non-residential	-	-	-	8,748	8,879	-	-	8,748
	-	-	-	15,869	16,006	-	-	15,869

Stocks	1,432	4,791	-	-	-	320	461	6,543

Real estate	-	-	-	-	-	2,547	2,844	2,547

	$5,477	$55,375	$1,640	$24,669	$25,013	$2,867	$3,305	$90,028

	September 30, 2007
	Carrying Value & Market Value			Amortized Cost				Total
		Held for Trading[1]
	Available for sale	Designated	Classified	Carrying Value Loans and receivables	Market Value Loans and receivables	Carrying Value Non-financial instriuments	Market Value Non-financial instriuments	Carrying value

Bonds
- government	$1,647	$17,253	$691	$1,815	$2,010	$-	$-	$21,406
- corporate	2,594	34,098	872	7,118	7,290	-	-	44,682
	4,241	51,351	1,563	8,933	9,300	-	-	66,088

Mortgage loans
- residential	-	-	-	7,198	7,293	-	-	7,198
- non-residential	-	-	-	8,484	8,459	-	-	8,484
	-	-	-	15,682	15,752	-	-	15,682

Stocks	1,459	4,737	-	-	-	316	484	6,512

Real estate	-	-	-	-	-	2,327	2,789	2,327

	$5,700	$56,088	$1,563	$24,615	$25,052	$2,643	$3,273	$90,609

1 Investments can be held for trading in two ways: designated as held for trading at the option of management; or, classified as held for trading if they are actively traded for the purpose of earning investment income.

(b)      Included in portfolio investments are the following:

(i)     Non-performing loans:

	September 30, 2008	December 31, 2007	September 30, 2007

Bonds	$70	$33	$54
Mortgage loans	8	9	10
	$78	$42	$64

Non-performing loans include non-accrual loans and foreclosed real estate held for sale. Bond and mortgage investments are reviewed on a loan by loan basis to determine non-performing status. Loans are classified as non-accrual when they are deemed to have an other than temporary impairment as a result of:

(1)     payments are 90 days or more in arrears, except in those cases where, in the opinion of management, there is justification to continue to accrue interest; or

(2)     the Company no longer has reasonable assurance of timely collection of the full amount of the principal and interest due; or

(3)     modified/restructured loans are not performing in accordance with the contract.

Where appropriate, provisions are established or write-offs made to adjust the carrying value to the net realizable amount. Wherever possible the fair value of collateral underlying the loans or observable market price is used to establish net realizable value. For non-performing available for sale loans, recorded at fair value, the accumulated loss recorded in accumulated other comprehensive income is reclassified to net investment income. Once an impairment loss on an available for sale asset is recorded to income it is not reversed.

(ii)     Changes in the allowance for credit losses are as follows:

	For the nine months ended September 30, 2008			For the nine months ended September 30, 2007
	Bonds	Mortgage Loans	Total	Bonds	Mortgage Loans	Total
Balance, beginning of year	$34	$19	$53	$44	$30	$74
Net provision (recoveries) for credit losses - in year	1	(2)	(1)	(2)	—	(2)
Write-offs, net of recoveries	(6)	2	(4)	(3)	(4)	(7)
Other (including foreign exchange rate changes)	1	1	2	(3)	(6)	(9)
Balance, end of period	$30	$20	$50	$36	$20	$56

(c)      Net investment income is comprised of the following:

For the three months ended September 30, 2008	Bonds	Mortgage loans	Stocks	Real estate	Other	Total

Regular net investment income:
Investment income earned	$1,079	$241	$28	$46	$132	$1,526
Net realized gains (losses)
(available for sale)	5	-	(3)	-	-	2
Net realized gains (losses)
(other classifications)	14	12	(6)	-	-	20
Amortization of net realized/unrealized
gains (non-financial instruments)	-	-	-	8	-	8
Net (provision) recovery of credit losses
(loans and receivables)	(3)	2	-	-	-	(1)
Other income and expenses	-	-	-	-	(16)	(16)
	1,095	255	19	54	116	1,539

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	-	-	-	-	-	-
Net realized/ unrealized gains (losses)
(designated held for trading)	(1,464)	-	(660)	-	(134)	(2,258)
	(1,464)	-	(660)	-	(134)	(2,258)

Net investment income	$(369)	$255	$(641)	$54	$(18)	$(719)

For the three months ended September 30, 2007	Bonds	Mortgage loans	Stocks	Real estate	Other	Total

Regular net investment income:
Investment income earned	$946	$224	$47	$36	$135	$1,388
Net realized gains (losses)
(available for sale)	1	-	3	-	-	4
Net realized gains (losses)
(other classifications)	3	4	-	-	-	7
Net impairment recoveries	2	-	-	-	-	2
Amortization of deferred net realized gains	-	-	-	19	-	19
Other income and expenses	-	-	-	-	(18)	(18)
	952	228	50	55	117	1,402

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	48	-	-	-	-	48
Net realized/ unrealized gains (losses)
(designated held for trading)	389	-	19	-	(31)	377
	437	-	19	-	(31)	425

Net investment income	$1,389	$228	$69	$55	$86	$1,827

For the nine months ended September 30, 2008	Bonds	Mortgage loans	Stocks	Real estate	Other	Total

Regular net investment income:
Investment income earned	$3,066	$705	$146	$123	$419	$4,459
Net realized gains (losses)
(available for sale)	50	-	(4)	-	-	46
Net realized gains (losses)
(other classifications)	29	23	-	-	-	52
Amortization of net realized/unrealized
gains (non-financial instruments)	-	-	-	28	-	28
Net (provision) recovery of credit losses
(loans and receivables)	(1)	2	-	-	-	1
Other income and expenses	-	-	-	-	(47)	(47)
	3,144	730	142	151	372	4,539

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	1	-	-	-	-	1
Net realized/ unrealized gains (losses)
(designated held for trading)	(4,029)	-	(733)	-	(32)	(4,794)
	(4,028)	-	(733)	-	(32)	(4,793)

Net investment income	$(884)	$730	$(591)	$151	$340	$(254)

For the nine months		Mortgage		Real
ended September 30, 2007	Bonds	loans	Stocks	estate	Other	Total

Regular net investment income:
Investment income earned	$2,825	$671	$135	$97	$450	$4,178
Net realized gains (losses)
(available for sale)	33	—	6	—	—	39
Net realized gains (losses)
(other classifications)	16	19	—	—	—	35
Net impairment recoveries	3	4	—	—	—	7
Amortization of deferred net realized gains	—	—	—	56	—	56
Other income and expenses	—	—	—	—	(54)	(54)
	2,877	694	141	153	396	4,261

Changes in fair value on held for trading assets:
Net realized/ unrealized gains (losses)
(classified held for trading)	27	—	—	—	—	27
Net realized/ unrealized gains (losses)
(designated held for trading)	(2,054)	—	231	—	(123)	(1,946)
	(2,027)	—	231	—	(123)	(1,919)

Net investment income	$850	$694	$372	$153	$273	$2,342

Investment income earned is comprised of income from investments that are classified or designated as held for trading, classified as available for sale and classified as loans and receivables.

5.     Financial Instrument Risk Management

The Company has policies relating to the identification, measurement, monitoring, mitigating, and controlling of risks associated with financial instruments. The key risks related to financial instruments are credit risk, liquidity risk and market risk (currency, interest rate and equity). The following sections describe how the Company manages each of these risks.

(a)     Credit Risk

Credit risk is the risk of financial loss resulting from the failure of debtors making payments when due. The following policies and procedures are in place to manage this risk:

•     Investment guidelines are in place that require only the purchase of investment-grade assets and minimize undue concentration of assets in any single geographic area, industry and company.

•     Investment guidelines specify minimum and maximum limits for each asset class. Credit ratings are determined by recognized external credit rating agencies and/or internal credit review.

•     Investment guidelines also specify collateral requirements.

•     Portfolios are monitored continuously, and reviewed regularly with the Boards of Directors or the Investment Committees of the Boards of Directors.

•     Credit risk associated with derivative instruments is evaluated quarterly on a current exposure method, using practices that are at least as conservative as those recommended by regulators.

•     The Company is exposed to credit risk relating to premiums due from policyholders during the grace period specified by the insurance policy or until the policy is paid up or terminated. Commissions paid to agents and brokers are netted against amounts receivable, if any.

•     Reinsurance is placed with counterparties that have a good credit rating and concentration of credit risk is managed by following policy guidelines set each year by the Board of Directors. Management continuously monitors and performs an assessment of creditworthiness of reinsurers.

(i)     Maximum Exposure to Credit Risk

The following table summarizes the Company’s maximum exposure to credit risk related to financial instruments. The maximum credit exposure is the carrying value of the asset net of any allowances for losses.

September 30, 2008

Cash and cash equivalents	$3,333
Bonds
Held for trading	49,046
Available for sale	3,966
Amortized cost	8,998
Mortgage loans	17,159
Loans to policyholders	6,814
Other financial assets	15,863
Derivative assets	605

Total balance sheet maximum credit exposure	$105,784

Credit risk is also mitigated by entering into collateral agreements. The amount and type of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and the valuation parameters. Management monitors the value of the collateral, requests additional collateral when needed and performs an impairment valuation when applicable.

(ii)     Concentration of Credit Risk

Concentrations of credit risk arise from exposures to a single debtor, a group of related debtors or groups of debtors that have similar credit risk characteristics in that they operate in the same geographic region or in similar industries. The characteristics are similar in that changes in economic or political environments may impact their ability to meet obligations as they come due.

The following table provides details of the carrying value of bonds by industry sector and geographic distribution:

September 30, 2008

Bonds issued or guaranteed by:
Canadian federal government	$1,409
Canadian provincial and municipal governments	5,611
U.S. Treasury and other U.S. agencies	4,102
Other foreign governments	6,030
Government related	1,560
Sovereign	1,888
Asset-backed securities	7,304
Residential mortgage backed securities	1,002
Banks	4,897
Other financial institutions	4,899
Basic Materials	793
Communications	1,162
Consumer products	3,780
Industrial products/services	1,489
Natural resources	1,754
Real estate	1,629
Transportation	2,438
Utilities	6,602
Miscellaneous	1,651
Total long term bonds	60,000
Short term bonds	2,010

$62,010

Canada	$24,085
United States	15,811
Europe/Reinsurance	22,114

$62,010

The following table provides details of the carrying value o fmortgage loans by geographic location:

	September 30, 2008
	Single family residential	Multi-family residential	Commercial	Total

Canada	$1,836	$4,606	$6,007	$12,449
United States	-	519	1,259	1,778
Europe/Reinsurance	-	31	2,901	2,932

Total mortgages	$1,836	$5,156	$10,167	$17,159

(iii) Asset Quality

Bond Portfolio Quality

September 30,
2008

AAA	$23,523
AA	11,331
A	16,968
BBB	7,729
BB and lower	449
60,000
Short term bonds	2,010
Total bonds	$62,010

Derivative Portfolio Quality

September 30,
2008

Over-the-counter contracts (counterparty ratings):
AAA	$2
AA	333
A	270

Total	$605

Derivative instruments are either exchange traded or over-the-counter contracts negotiated between counterparties. At September 30, 2008, the Company held assets of $6 pledged as collateral for derivative contracts. The assets pledged consist of cash, cash equivalents and short-term securities.

(b)     Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet all cash outflow obligations as they come due. The following policies and procedures are in place to manage this risk:

•     The Company closely manages operating liquidity through cash flow matching of assets and liabilities.

•     Management monitors the use of line of credit on a regular basis, and assesses the ongoing availability of these and alternative forms of operating credit.

•     Management closely monitors the solvency and capital positions of its principal subsidiaries opposite liquidity requirements at the holding company. Additional liquidity is available through established lines of credit and the Company’s demonstrated ability to access capital markets for funds. The Company maintains a $200 million committed line of credit with a Canadian chartered bank.

In the normal course of business the Company enters into contracts that give rise to commitments of future minimum payments that impact short-term and long-term liquidity. The following table summarizes the principal repayment schedule of certain of the Company’s financial liabilities.

	Payments due by period
	Total	1 year	2 years	3 years	4 years	5 years	over 5 years
Debentures and other debt instruments	$3,851	$221	$1	$1	$323	$201	$3,104
Preferred share liabilities	756	-	-	-	-	557	199
Capital trust debentures (1)	800	-	-	-	-	-	800
	$5,407	$221	$1	$1	$323	$758	$4,103

(1) Payments due have not been reduced to reflect the Company held capital trust securities of $175 principal amount ($183 carrying value).

(c)     Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market factors. Market factors include three types of risks: currency risk, interest rate risk and equity risk.

(i) Currency Risk

Currency risk relates to the Company operating in different currencies and converting non-Canadian earnings at different points in time at different foreign exchange levels when adverse changes in foreign currency exchange rates occur. The following policies and procedures are in place to mitigate the Company’s exposure to currency risk.

•     The Company uses financial measures such as constant currency calculations to monitor the effect of currency translation fluctuations.

•     Investments are normally made in the same currency as the liabilities supported by those investments.

•     Foreign currency assets acquired to back liabilities are normally converted back to the currency of the liability using foreign exchange contracts.

•     A 10% increase in foreign currency rates would be expected to have minimal impact on non-participating actuarial liabilities. A 10% decrease in foreign  currency rates would be expected to have minimal impact on non-participating actuarial liabilities.

(ii) Interest Rate Risk

Interest rate risk exists if asset and liability cash flows are not closely matched and interest rates change causing a difference in value between the asset and liability. The following policies and procedures are in place to mitigate the Company’s exposure to interest rate risk.

•     The Company utilizes a formal process for managing the matching of assets and liabilities. This involves grouping general fund assets and liabilities into segments. Assets in    each segment are managed in relation to the liabilities in the segment.

•     Interest rate risk is managed by investing in assets that are suitable for the products sold.

•     For products with fixed and highly predictable benefit payments, investments are made in fixed income assets that closely match the liability product cash   flows. Protection    against interest rate change is achieved as any change in the fair market value of the assets will be offset by a similar change in the fair   market value of the liabilities.

•     For products with less predictable timing of benefit payments, investments are made in fixed income assets with cash flows of a shorter duration than the   anticipated timing   of benefit payments, or equities as described below.

•     The risk associated with the mismatch in portfolio duration and cash flow, asset prepayment exposure and the pace of asset acquisition are quantified and   reviewed   regularly.

Projected cash flows from the current assets and liabilities are used in the Canadian Asset Liability Method (CALM) to determine actuarial liabilities. Cash flows from assets are reduced to provide for potential asset default losses. Testing under several interest rate scenarios (including increasing and decreasing rates) is done to assess reinvestment risk.

One way of measuring the interest rate risk associated with this assumption is to determine the effect on the present value of the projected net asset and liability cash flows of the non-participating business of the Company of an immediate and permanent 1% increase and 1% decrease in interest rates at each future duration. These interest rate changes will impact the projected cash flows.

•     The effect of an immediate and permanent 1% increase in interest rates at each future duration would be to decrease the present value of these net   projected cash flows   by approximately $89.

•     The effect of an immediate and permanent 1% decrease in interest rates at each future duration would be to decrease the present value of these net   projected cash flows   by approximately $90.

(iii) Equity Risk

Equity risk is the uncertainty associated with the valuation of assets arising from changes in equity markets. To mitigate price risk, the Company has investment policy guidelines in place that provide for prudent investment in equity markets within clearly defined limits.

Some policy liabilities are supported by equities, for example segregated fund products and products with long-tail liabilities. Generally these liabilities will fluctuate in line with equity market values. There will be additional impacts on these liabilities as equity market values fluctuate. A 10% increase in equity markets would be expected to additionally decrease non-participating actuarial liabilities by approximately $58. A 10% decrease in equity markets would be expected to additionally increase non-participating actuarial liabilities by approximately $102.

6.     Financing Charges

     Financing charges consist of the following:

	For the three months Ended September 30, 2008		For the nine months Ended September 30, 2008
	2008	2007	2008	2007

Interest on long-term debentures and other debt instruments	$47	$69	$173	$131
Preferred share dividends	9	9	27	27
Unrealized gains on preferred shares classified as held for trading	1	(15)	9	(29)
Subordinated debenture issue costs	-	-	5	13
Other	10	9	17	15
Interest on capital trust debentures	13	13	37	37
Distributions on capital trust securities held by consolidated group as temporary investments	(4)	(4)	(9)	(9)
Total	$76	$81	$259	$185

7.     Debentures and Other Debt Instruments

On June 26, 2008, the Company issued $500 of 7.127% Subordinated Debentures through its wholly-owned subsidiary Great-West Lifeco Finance (Delaware) LP II. The subordinated debentures are due June 26, 2068 and bear an interest rate of 7.127% until June 26, 2018. After June 26, 2018, the subordinated debentures will bear an interest rate of the Canadian 90-day bankers’ acceptance rate plus 3.78%. Subject to a Replacement Capital Covenant, the subordinated debentures may be redeemed by the Company at the principal amount plus any unpaid and accrued interest after June 26, 2018.

On March 19, 2008, the Company repaid $235 on its one year credit facility with a Canadian chartered bank. On April 18, 2008 the Company repaid $730 Canadian and U.S. $345 on this facility and on June 26, 2008, the Company repaid the remaining $268 Canadian and U.S. $302 on this facility. The balance outstanding on this credit facility at December 31, 2007 was $1,873 ($1,233 Canadian and U.S. $647), and at June 30, 2008 the credit facility had been fully repaid.

During the second quarter of 2008, Putnam Acquisition Financing LLC also repaid U.S. $196 of the U.S. $500 five year term facility.

On January 24, 2008, a subsidiary of Putnam LLC executed a demand promissory note in the amount of U.S. $150 with a Canadian Chartered Bank. On January 24, 2008, Putnam LLC drew U.S. $150 on the note. On March 26, 2008, a subsidiary of Putnam LLC executed a U.S. $200 revolving credit facility with a Canadian Chartered Bank and used proceeds from the facility to repay the U.S. $150 demand promissory note. There was U.S. $140 outstanding under the facility at September 30, 2008.

8.     Non-Controlling Interests

On demutualization, $50 of seed capital was transferred from the shareholder account to the participating policyholder account of The Canada Life Assurance Company (Canada Life). In accordance with the Conversion Proposal of Canada Life, the seed capital amount, together with a reasonable rate of return, may be transferred back to the shareholder account if the seed capital is no longer required to support the new participating policies.

During the second quarter of 2008, $5 of seed capital related to the Canadian open block of the participating policyholder account, together with accrued interest of $3 after tax, was transferred from the participating policyholder account to the shareholder account. The repatriation (exclusive of interest) resulted in an increase in shareholder surplus of $5 and a decrease in participating policyholder surplus of $5. $28 of seed capital has been repaid to date.

During the first quarter of 2008, non-controlling interests decreased by approximately $176 in connection with the termination of a long-standing assumption reinsurance agreement under which GWL&A had reinsured a block of U.S. participating policies.

9.     Share Capital

(a)     Preferred Shares

The Company has designated outstanding Preferred Shares Series D and Series E as held for trading on the Consolidated Balance Sheets with changes in fair value reported in the Summary of Consolidated Operations. During the nine months ended September 30, 2008 the Company recognized unrealized gains (losses) of $3 for Series D and $(12) for Series E (for the nine months ended September 30, 2007, $10 for Series D and $19 for Series E). The redemption price at maturity is $25 per share plus accrued dividends.

(b)     Common Shares

Issued and outstanding
	September 30, 2008		December 31, 2007		September 30, 2007
	Number	Carrying Value	Number	Carrying Value	Number	Carrying Value
Common shares:
Balance, beginning of year	893,761,639	$4,709	891,151,789	$4,676	891,151,789	$4,676
Issued under Stock Option Plan	1,759,600	24	2,609,850	33	1,308,508	15

Balance, end of period	895,521,239	$4,733	893,761,639	$4,709	892,460,297	$4,691

10.     Capital Management

At the holding company level, the Company monitors the amount of consolidated capital available, and the amounts deployed in its various operating subsidiaries. The amount of capital deployed in any particular company or country is dependent upon local regulatory requirements as well as the Company’s internal assessment of capital requirements in the context of its operational risks and requirements, and strategic plans.

The Company’s practice is to maintain the capitalization of its regulated operating subsidiaries at a level that will exceed the relevant minimum regulatory capital requirements in the jurisdictions in which they operate.

In Canada, the Office of the Superintendent of Financial Institutions (OSFI) has established a capital adequacy measurement for life insurance companies incorporated under the Insurance Companies Act (Canada) and their subsidiaries, known as the Minimum Continuing Capital and Surplus Requirements (MCCSR).

For Canadian regulatory reporting purposes, capital is defined by OSFI in its MCCSR guideline.

The following table provides the MCCSR information and ratios for The Great-West Life Assurance Company (Great-West Life):

	September 30, 2008	December 31, 2007	September 30, 2007
Capital Available:
Tier 1 Capital

Common shares	$6,116	$6,116	$6,116

Shareholder surplus	5,394	4,672	4,441
Qualifying non-controlling interests	150	152	153

Innovative instruments	637	636	635
Other Tier 1 Capital Elements	1,372	1,337	1,347
Gross Tier 1 Capital	13,669	12,913	12,692

Deductions from Tier 1:
Goodwill & intangible assets in excess
of limit	5,689	5,724	5,722
Other deductions	1,355	1,219	1,229
Net Tier 1 Capital	6,625	5,970	5,741

Tier 2 Capital
Tier 2A	273	456	568
Tier 2B allowed	500	502	502

Tier 2C	1,324	1,262	1,224

Tier 2 Capital Allowed	2,097	2,220	2,294

Total Tier 1 and Tier 2 Capital	8,722	8,190	8,035
Less: Deductions/Adjustments	127	101	189
Total Available Capital	$8,595	$8,089	$7,846

Capital Required:
Assets Default & market risk	$1,581	$1,457	$1,406
Insurance Risks	1,711	1,675	1,669
Interest Rate Risks	961	888	864
Other	(19)	(76)	(95)
Total Capital Required	$4,234	$3,944	$3,844

MCCSR ratios:
Tier 1	156%	151%	149%
Total	203%	205%	204%

In the United States, GWL&A is subject to comprehensive state and federal regulation and supervision throughout the United States. The National Association of Insurance Commissioners (NAIC) has adopted risk-based capital rules and other financial ratios for U.S. life insurance companies. At the end of 2007 the risk-based capital (RBC) ratio for GWL&A was 594%, well in excess of that required by NAIC.

The capitalization of the Company and its operating subsidiaries will also take into account the views expressed by the various credit rating agencies that provide financial strength and other ratings to the Company.

The Company has also established policies and procedures designed to identify, measure and report all material risks. Management is responsible for establishing capital management procedures for implementing and monitoring the capital plan. The Board of Directors reviews and approves all capital transactions undertaken by management.

11.     Stock Based Compensation

933,270 options were granted under the Company’s stock option plan during the third quarter of 2008, 110,000 options were granted during the first quarter of 2008 and 3,115,000 options were granted during the second quarter of 2008 (1,749,000 options were granted during the first quarter of 2007,164,000 options were granted during the third quarter of 2007 and no options were granted during the second quarter of 2007). The weighted fair value of options granted during the nine months ended September 30, 2008 were $3.11 per option ($7.41 per option during the nine months ended September 30, 2007). Compensation expense of $8 after-tax has been recognized in the Summary of Consolidated Operations for the nine months ended September 30, 2008 ($4 after-tax for the nine months ended September 30, 2007).

12.     Pension Plans and Other Post-Retirement Benefits

The total benefit costs included in operating expenses are as follows:

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007

Pension benefits	$10	$11	$44	$35
Other benefits	3	4	10	14

Total	$13	$15	$54	$49

13.     Earning per Common Share

The following table provides the reconciliation between basic and diluted earnings per common share:

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007
Net income from continuing operations	$450	$425	$1,653	$1,401

Net income from discontinued operations	$-	50	692	160

Net income	$450	$475	$2,345	$1,561

Perpetual preferred share dividends	14	14	42	42

Net income - common shareholders	$436	$461	$2,303	$1,519

(b)Number of common shares

Average number of common shares outstanding	894,580,690	892,296,169	894,243,179	892,014,374
Add:

- Potential exercise of outstanding stock options	3,981,236	6,619,468	4,349,332	6,769,406

Average number of common shares outstanding - diluted basis	898,561,926	898,915,637	898,592,511	898,783,780

Basic earnings per common share

From continuing operations	$0.487	$0.460	$1.801	$1.523

From discontinued operations	-	0.056	0.774	0.180

	$0.487	$0.516	$2.575	$1.703

Diluted earnings per common share

From continuing operations	$0.485	$0.457	$1.793	$1.512

From discontinued operations	-	0.056	0.770	0.178

	$0.485	$0.513	$2.563	$1.690

14.     Accumulated Other Comprehensive Income

	For the nine months ended September 30, 2008
	Unrealized foreign exchange gains(losses) on translation of foreign operations	Unrealized gains(losses) on available for sale assets	Unrealized gains(losses) on cash flow hedges	Total	Non- controlling interest	Shareholder

Balance, beginning of year	$(1,801)	$174	$13	$(1,614)	$(81)	$(1,533)

Other comprehensive income	326	(322)	(112)	(108)	(2)	(106)
Income tax	-	93	40	133	3	130
	326	(229)	(72)	25	1	24

Balance, end of period	$(1,475)	$(55)	$(59)	$(1,589)	$(80)	$(1,509)

	For the nine months ended September 30, 2007
	Unrealized foreign exchange gains(losses) on translation of foreign operations	Unrealized gains(losses) on available for sale assets	Unrealized gains(losses) on cash flow hedges	Total	Non- controlling interest	Shareholder

Balance, beginning of year	$(591)	$-	$-	$(591)	$(44)	$(547)

Opening transition adjustment	-	379	-	379	19	360
Income tax	-	(108)	-	(108)	(5)	(103)
	-	271	-	271	14	257

Other comprehensive income	(1,100)	(146)	44	(1,202)	(56)	(1,146)
Income tax	-	41	(15)	26	5	21
	(1,100)	(105)	29	(1,176)	(51)	(1,125)

Balance, end of period	$(1,691)	$166	$29	$(1,496)	$(81)	$(1,415)

15.     Reinsurance and Other Transactions

(a) On February 14, 2008, the Company’s indirect wholly-owned Irish reinsurance subsidiary, Canada Life International Re Limited, signed an agreement with Standard Life Assurance Limited, a U.K. based provider of life, pension and investment products, to assume by way of indemnity reinsurance, a large block of U.K. payout annuities. The reinsurance transaction increased premium income, paid or credited to policyholders, funds held by ceding insurers and policy liabilities by $12.5 billion.

(b)      During the quarter, the Company’s indirect wholly-owned UK subsidiary, Canada Life Limited, entered into two agreements with two financial institutions to provide long-term mortality exposure management on an in-force block of payout annuity business representing $2.8 billion of actuarial liabilities. These agreements exchange variable annuitant payments for a schedule of fixed payments. One of the agreements has no end date while the other matures in 40 years.

16.  Segmented Information

       Consolidated Operations

 For the three months ended September 30, 2008

	Canada	United States	Europe	Lifeco Corporate	Total

Income:
Premium income	$1,949	$479	$1,484	$-	$3,912
Net investment income
Regular net investment income	609	331	597	2	1,539
Changes in fair value on held for trading assets	(1,392)	(398)	(468)	-	(2,258)
Total net investment income	(783)	(67)	129	2	(719)
Fee and other income	262	353	163	-	778

Total income	1,428	765	1,776	2	3,971

Benefits and expenses:
Paid or credited to policyholders	436	343	1,394	-	2,173
Other	533	391	214	1	1,139
Amortization of finite life intangible assets	4	5	1	-	10

Net operating income before income taxes	455	26	167	1	649

Income taxes	187	(17)	18	(1)	187

Net income before non-controlling interests	268	43	149	2	462

Non-controlling interests	6	-	6	-	12

Net income from continuing operations	262	43	143	2	450

Net income from discontinued operations	-	-	-	-	-

Net Income	262	43	143	2	450

Perpetual preferred share dividends	11	-	3	-	14

Net income - common shareholders	$251	$43	$140	$2	$436

For the three months ended September 30, 2007

	Canada	United States	Europe	Lifeco Corporate	Total

Income:
Premium income	$1,771	$454	$1,412	$-	$3,637
Net investment income
Regular net investment income	619	333	445	5	1,402
Changes in fair value on held for trading assets	18	98	309	-	425
Total net investment income	637	431	754	5	1,827
Fee and other income	254	320	161	-	735

Total income	2,662	1,205	2,327	5	6,199

Benefits and expenses:
Paid or credited to policyholders	1,800	721	1,937	-	4,458
Other	510	332	198	145	1,185
Amortization of finite life intangible assets	3	6	1	-	10

Net operating income before income taxes	349	146	191	(140)	546

Income taxes	60	35	23	(45)	73

Net income before non-controlling interests	289	111	168	(95)	473

Non-controlling interests	33	11	4	-	48

Net income from continuing operations	256	100	164	(95)	425

Net income from discontinued operations	-	50	-	-	50

Net income	256	150	164	(95)	475

Perpetual preferred share dividends	11	-	3	-	14

Net income - common shareholders	$245	$150	$161	$(95)	$461

For the nine months ended September 30, 2008

	Canada	United States	Europe	Lifeco Corporate	Total

Income:
Premium income	$5,998	$1,805	$17,422	$-	$25,225
Net investment income
Regular net investment income	1,873	977	1,692	(3)	4,539
Changes in fair value on held for trading assets	(1,560)	(1,005)	(2,228)	-	(4,793)
Total net investment income	313	(28)	(536)	(3)	(254)
Fee and other income	804	1,107	470	-	2,381

Total income	7,115	2,884	17,356	(3)	27,352

Benefits and expenses:
Paid or credited to policyholders	4,238	1,533	16,188	-	21,959
Other	1,658	1,153	542	9	3,362
Amortization of finite life intangible assets	11	16	3	-	30
Net operating income
before income taxes	1,208	182	623	(12)	2,001

Income taxes	351	12	104	(1)	466

Net income before non-controlling interests	857	170	519	(11)	1,535

Non-controlling interests	50	(175)	7	-	(118)

Net income from continuing operations	807	345	512	(11)	1,653

Net income from discontinued operations	-	692	-	-	692

Net Income	807	1,037	512	(11)	2,345

Perpetual preferred share dividends	32	-	10	-	42

Net income - common shareholders	$775	$1,037	$502	$(11)	$2,303

For the nine months ended September 30, 2007

	Canada	United States	Europe	Lifeco Corporate	Total

Income:
Premium income	$5,464	$1,474	$6,051	$-	$12,989
Net investment income
Regular net investment income	1,865	1,027	1,352	17	4,261
Changes in fair value on held for trading assets	(656)	(90)	(1,173)	-	(1,919)
Total net investment income	1,209	937	179	17	2,342
Fee and other income	763	587	492	-	1,842

Total income	7,436	2,998	6,722	17	17,173

Benefits and expenses:
Paid or credited to policyholders	4,724	1,962	5,596	-	12,282
Other	1,607	629	561	161	2,958
Amortization of finite life intangible assets	10	11	3	-	24

Net operating income before income taxes	1,095	396	562	(144)	1,909

Income taxes	245	109	77	(47)	384

Net income before non-controlling interests	850	287	485	(97)	1,525

Non-controlling interests	91	19	14	-	124

Net income - from continuing operations	759	268	471	(97)	1,401

Net income from discontinued operations	-	160	-	-	160

Net income	759	428	471	(97)	1,561

Perpetual preferred share dividends	32	-	10	-	42

Net income - common shareholders	$727	$428	$461	$(97)	$1,519

17. Subsequent Event

On October 22, 2008, Great-West Life announced that it has entered into an agreement with Fidelity Investments Canada ULC (Fidelity) whereby Fidelity will transition its Canadian group retirement and savings plan record-keeping business to Great-West Life, representing $2.2 billion in assets under administration. The financial statements of the Company do not include the assets, liabilities, deposits and withdrawals or claims payments related to this business, however the Company will earn fee and other income from it.